AMENDMENT TO THE DEPOSIT AGREEMENT

AMENDMENT TO THE DEPOSIT AGREEMENT, dated as of January 31, 2012 (this “Agreement”), to the deposit agreement dated December 16, 2011 (the “Deposit Agreement”), by and among (i) BG Group plc, a public limited company incorporated under the laws of England and Wales, with its principal office at 100 Thames Valley Park Drive, Reading, Berkshire, RG6 1PT, England (the "Company"), (ii) Deutsche Bank Trust Company Americas, an indirect wholly owned subsidiary of Deutsche Bank A.G., acting in its capacity as depositary, with its principal office at 60 Wall Street, New York, New York 10005, United States (the "Depositary"), and (iii) all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) evidenced by American Depositary Receipts (the “ADRs”) issued hereunder.

WITNESSETH THAT:

WHEREAS, the Company and the Depositary entered into the Deposit Agreement for the purposes set forth therein;

WHEREAS, the Company and the Depositary desire to amend the Deposit Agreement, in accordance with Section 6.01 of the Deposit Agreement, to reflect changes to the ratio of the deposited Ordinary Shares of the Company represented by each ADS.

NOW, THEREFORE, the Company and the Depositary hereby amend the Deposit Agreement, effective as of the Effective Date, as follows:

1.	DEFINITIONS

1.1	Definitions Generally

Unless otherwise defined in this Agreement, terms used herein and defined in the Deposit Agreement are used herein as so defined.

2.	AMENDMENTS TO THE DEPOSIT AGREEMENT

2.1	Section 1.01 of the Deposit Agreement is hereby amended to read as follows:

“American Depositary Shares” and "ADS(s)”   The term “American Depositary Shares” shall mean the rights evidenced by the Receipts issued hereunder, including the interests in the Deposited Securities granted to the Holders of Receipts pursuant to the terms and conditions of this Deposit Agreement.  Each American Depositary Share shall represent rights to receive one Share, until there shall occur a distribution upon Deposited Securities covered by Section 4.03 or a change in Deposited Securities covered by Section 4.08 with respect to which additional Receipts are not executed and delivered, and thereafter American Depositary Shares shall represent rights to receive the amount of Shares or Deposited Securities specified in such Sections.

2.2	The first paragraph of Exhibit A to the Deposit Agreement is hereby amended to read as follows:

DEUTSCHE BANK TRUST COMPANY AMERICAS, incorporated under the laws the State of New York, as Depositary (the “Depositary”), hereby certifies that ________________ is the owner of ________________ American Depositary Shares

(“American Depositary Shares”), representing deposited Ordinary Shares (par value 10 each) (“Shares”) of BG Group plc, a company incorporated in England and Wales (the “Company”).  At the date hereof, each American Depositary Share represents one Share (or evidence of rights to receive such Share) deposited under the Deposit Agreement (thereinafter defined) with a Custodian appointed under the Deposit Agreement (the “Custodian”). The Depositary’s Corporate Trust Office is located at 60 Wall Street, New York, New York 10005, U.S.A.

2.3	The following cross references in the Deposit Agreement are hereby amended:

i.	In the third paragraph of Section 5.01, the reference to Section 7.09 is hereby amended to be a reference to Section 7.10;

ii.	In the legend on the Form of Face of Receipt, the reference to Paragraph 11 is hereby amended to be a reference to Paragraph 10;

iii.
In the third sub-paragraph of the third paragraph of the Form of Face of Receipt, the reference to Paragraph 15 is hereby amended to be a reference to “Paragraph 16 on the reverse of this Receipt;” and

iv.	In the last sub-paragraph of the tenth paragraph of the Form of Face of Receipt, the reference to Paragraph 12 is hereby amended to be a reference to Paragraph 10.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties

Each of the Company and the Depositary represents and warrants to each other and to the Holders, that this Agreement, when executed and delivered by it, and the Deposit Agreement, as amended and supplemented by this Agreement and all other documentation executed and delivered by it in connection therewith, will be duly and validly authorized, executed and delivered by it, and constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.	MISCELLANEOUS

4.1	Effective Date

This Agreement is dated as of the date first set forth above and shall be effective as of [●], 2011 (the “Effective Date”).  From and after the Effective Date, all references in the Deposit Agreement shall be deemed to be references to the Deposit Agreement as amended and supplemented by this Agreement.

4.2	Undertaking of Depositary

The Depositary hereby undertakes promptly to mail notice of the amendments set out in this Agreement to the Holders of ADRs outstanding as of the date hereof.

4.3	Outstanding ADRs

ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of Master ADR affected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Agreement.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

4.4	Indemnification

Each of the parties hereto shall be entitled to the benefits of the indemnification provisions of Section 5.08 of the Deposit Agreement in connection with any and all liability it may incur as a result of the terms of this Agreement and the amendments contemplated herein.

4.5	Governing Law

Provisions of Section 7.06 of the Deposit Agreement shall apply to this Agreement mutadis mutandis.

4.6	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, BG GROUP PLC and DEUTSCHE BANK TRUST COMPANY AMERICAS have duly executed this Agreement as of the day and year first above set forth.

BG GROUP PLC
as the Company

By:

Name:

Title:

By:

Name:

Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Depositary

By:

Name:

Title:

By:

Name:

Title: